Pricing Supplement No.  40   Dated May 6, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $50,000,000

CUSIP:  61687Y BJ5

Trade Date:  May 6, 1997

Settlement Date:  May 13, 1997

Maturity Date:  May 13, 1999

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:   N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.78%

Interest Rate (per annum): Initially 6.17% per annum up to but excluding May 13,1998; thereafter 3-month LIBOR + 0.125% (as described below), subject to a Maximum Interest Rate of 6.75%. Coupon and intermediation calculations rounded to five decimal places (as more fully described in the Prospectus Supplement referred to above).

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate) *       (  )  Other:
     (  )  Prime Rate

* Interest rate up to but excluding May 13, 1998 shall be fixed at a rate of 6.17%

Interest Payment Date(s): The first coupon, fixed at 6.17%, will be paid on May 13, 1998; thereafter interest will be paid quarterly on August 13, 1998, November 13, 1998, February 13, 1999 and May 13, 1999 ( All payment dates are subject to the Business Day convention described in the Prospectus Supplement).

Record Date(s):  (X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date
                 (  )  Other

Initial Interest Rate Per Annum:  6.17%

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  ) Monthly    (  )  Quarterly    (X)  Other (Annual for the period
up to but excluding May 13, 1998; quarterly thereafter)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (  ) Quarterly
     (X) Other (Quarterly, commencing May 13, 1998)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the
Prospectus Supplement:   N/A

Interest Reset Date, if other than stated in the Prospectus
Supplement:   13th of each May,  August, November and February
beginning May 13, 1998 (subject to Business Day convention described in the Prospectus Supplement)

Interest Calculation:
     (X )  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): + 0.125% Spread Multiplier:  N/A

Index Maturity:  3 months     Index Currency:   N/A

Maximum Interest Rate:  6.75% Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (  )  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)
                        (X)  Actual/360 (from May 13, 1997
                             up to but excluding May 13, 1999)

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:
Modified Payment Upon Acceleration:

Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:   N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X )  First Trust of New York, National
Association
                         (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     The Company, through J.P. Morgan Securities Inc. ("JPMSI") acting as the Company's agent, will sell the aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of 99.78% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.